UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 28, 2012

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 28, 2012, Cash America International, Inc. (the “Company”) issued and sold a total of $52.0 million in long-term notes in two series, including $47.0 million aggregate principal amount of its 6.00% Series A Senior Notes due August 28, 2019 (the “Series A Notes”) and $5.0 million aggregate principal amount of its 6.58% Series B Senior Notes due August 28, 2022 (the “Series B Notes,” and together with the Series A Notes, the “Notes”). The Notes were sold in a private placement pursuant to a Note Purchase Agreement dated August 28, 2012 by and among the Company and certain purchasers listed therein (the “Note Purchase Agreement”). The Notes are senior unsecured obligations of the Company. The Series A Notes are payable in five annual installments of $9.4 million beginning August 28, 2015, and the Series B Notes are payable in seven annual installments of approximately $0.7 million beginning August 28, 2016. In addition, the Company may, at its option, prepay all or a minimum portion of $1.0 million of the Notes at a price equal to the principal amount thereof plus a make-whole premium and accrued interest. The Notes are guaranteed by all of the Company’s U.S. subsidiaries. The Company will use a portion of the net proceeds of the offering to repay existing indebtedness, including outstanding balances under its revolving credit facility, and the remaining portion will be used for general corporate purposes.

The Note Purchase Agreement contains restrictive covenants regarding the Company’s maximum leverage ratio, minimum fixed charge coverage ratio and minimum net worth (each as further described in the Note Purchase Agreement). The Note Purchase Agreement also contains affirmative, negative and financial covenants that the Company believes to be customary and generally include, among other things, limitations or prohibitions on the Company’s ability to incur certain indebtedness and liens, make certain investments, enter into certain mergers and similar corporate transactions, dispose of certain assets and make certain distributions.

The Note Purchase Agreement provides for events of default that the Company believes to be customary and generally include (subject in certain cases to grace and cure periods) nonpayment of principal, interest or make-whole amounts on the Notes or certain of its other indebtedness, breach of covenants or other agreements in the Note Purchase Agreement, and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the holders of at least a majority in principal amount of outstanding Notes may declare due and payable the principal, accrued but unpaid interest and a make-whole amount with respect to all Notes. The Notes will accelerate automatically if certain events of bankruptcy or insolvency occur. Any Note holder may accelerate the payment of such holder’s Notes if the Company defaults in the payment of principal, interest or make-whole amounts with respect to such Notes.

The foregoing description is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure in Item 1.01 is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit	Description

10.1	Note Purchase Agreement dated as of August 28, 2012 among Cash America International, Inc. (the “Company”) and the purchasers named therein for the issuance of the Company’s 6.00% Series A Senior Notes due August 28, 2019 in the aggregate principal amount of $47.0 million and 6.58% Series B Senior Notes due August 28, 2022 in the aggregate principal amount of $5.0 million

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: September 4, 2012	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Note Purchase Agreement dated as of August 28, 2012 among Cash America International, Inc. (the “Company”) and the purchasers named therein for the issuance of the Company’s 6.00% Series A Senior Notes due August 28, 2019 in the aggregate principal amount of $47.0 million and 6.58% Series B Senior Notes due August 28, 2022 in the aggregate principal amount of $5.0 million